Exhibit 99.1

550 Meridian Avenue San Jose, CA 95126 Phone: +1-408-938-5200 Fax: +1-408-790-3800 lonworks@echelon.com www.echelon.com

News Information	For Immediate Release

Contact

Chris Stanfield

Echelon Corporation

(408) 938-5243

cstanfield@echelon.com

Echelon Mourns Loss of Bea Yormark

SAN JOSE, CA – May 5th, 2008 – Echelon Corporation (NASDAQ: ELON) announced today that Beatrice Yormark, the Company’s president and chief operating officer, passed away this weekend from complications related to a cerebral hemorrhage. She was 63 years old.

“It is impossible in just a few short sentences to describe the magnitude of the impact Bea made during her 18 years at Echelon or the depth of loss we feel,” said Ken Oshman, Echelon’s chairman and chief executive officer. “Bea was a brilliant strategist, an inspirational leader, a tough negotiator, and a caring friend. She was one of those rare people who made everyone around her better by inspiring them to find more in themselves than they knew was possible. Bea touched thousands of lives while at Echelon, and as word of her condition spread, customers and partners from around the globe called and wrote with kind words and warm prayers. They all feared that they might lose a friend. That was the sort of person Bea was — loved and respected by all who knew her. We will miss her greatly; yet we will still see her every day in the people she mentored, the teams she built, the values she instilled, the technology she helped launch, and the company that she helped to lead for so long. Echelon is part of her legacy, and one that will continue to make her proud.”

Echelon Mourns Loss of Bea Yormark	Page 2 of 2

Bea Yormark joined Echelon in 1990. Before joining Echelon she was the chief operating officer of Connect, Inc., an online information services company. Earlier in her career she held a variety of positions including executive director of systems engineering for Telaction Corporation; director in the role of partner at Coopers & Lybrand; vice president of sales at INTERACTIVE Systems Corporation (the first company to commercialize and sell UNIX® systems); and various staff positions at the Rand Corporation. Following the completion of her M.S. in computer science at Purdue University, she spent a year teaching there. In addition to her graduate degree, she earned a B.S. in mathematics from City College of New York. In 2001, she was a YWCA Santa Clara Women in Industry Honoree and she received a Purdue University School of Science Distinguished Alumnus Award for 2003. She also served on the Board of Directors of I.D. Systems Inc.

About Echelon Corporation

Echelon Corporation (NASDAQ:ELON) is a networking company that provides products and systems that can monitor and save energy, lower costs, improve productivity and enhance service, quality, safety and convenience by networking together everyday devices in utility, building, industrial, transportation and home control systems. Tens of millions of smart devices based on Echelon’s products and systems are in use around the world today bringing benefits to consumers and industry. More information about Echelon can be found at http://www.echelon.com.

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